Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Nabors Industries Ltd. and Nabors Industries, Inc. (collectively, the “Company”) and William Restrepo (“Executive”), entered into an Amended and Restated Executive Employment Agreement (the “Agreement”) effective as of January 2, 2020 and as amended effective as of April 6, 2020; and

WHEREAS, the Executive and the Company have agreed to certain modifications to the Agreement which they now desire to memorialize effective with this amendment (this “Second Amendment”) as follows:

1.	Section 3.1(a) of the Agreement is amended by removing and replacing with the following:

“(a) Base Salary. Nabors Bermuda and Nabors Delaware shall pay Executive an annualized base salary, payable in accordance with the regular payroll practices of the Company, of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000), less applicable withholdings and authorized deductions (the “Base Salary”). The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Nabors Bermuda Board and the Compensation Committee.”

As amended by paragraph 1 above, the Agreement remains in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of January 1, 2022.

COMPANY:

Nabors Industries Ltd.

By:	/s/ Mark D. Andrews
Its Corporate Secretary

Nabors Industries, Inc.

By:	/s/ Michael Rasmuson
Its Senior Vice President and General Counsel

EXECUTIVE:

/s/ William Restrepo
William Restrepo